Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FIRST QUARTER 2017

Ocala, FL…March 16, 2017 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced increased sales and earnings results for its first quarter ended February 4, 2017. Sales for first quarter 2017 were up 16% to $8,573,400 as compared to $7,374,050 recorded in first quarter 2016. Income from operations for first quarter 2017 was $1,056,477 versus $975,741 in the same period a year ago. Net income after taxes was $703,323 as compared to $678,401 for the same period last year. Diluted earnings per share for first quarter 2017 were $0.18 per share compared to $0.17 per share last year.

Nobility’s financial position during first quarter 2017 remains very strong with cash and cash equivalents and short term investments of $25,962,722 and no outstanding debt. Working capital is $34,248,039 and our ratio of current assets to current liabilities is 8.5:1. Stockholders’ equity is $45,498,192 and the book value per share of common stock increased to $11.36.

The Board of Directors declared a one-time cash dividend of $.15 per common share for fiscal year 2016, on March 10, 2017. The cash dividend is payable on April 17, 2017 to stockholders of record as of March 27, 2017.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. continues to improve. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2016 through January 2017 were up approximately 8.9% from the same period last year. Our sales and earnings continue to be affected by the lack of available retail and wholesale financing. Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many affordable manufactured housing buyers from purchasing homes.

We believe maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management continues to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country”.

The Company has specialized for over 49 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With multiple retail sales centers, an insurance subsidiary, and an investment in a retirement manufactured home community, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, uncertain economic conditions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, possible labor shortages, possible materials shortages, increasing labor cost, cyclical nature of the manufactured housing industry, impact of fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	February 4, 2017	November 5, 2016
Assets
Current assets:
Cash and cash equivalents	$25,366,530	$24,562,638
Short-term investments	596,192	481,025
Accounts receivable - trade	2,367,120	2,641,763
Note receivable	—	500,000
Mortgage notes receivable	10,596	9,717
Inventories	7,573,643	6,969,081
Pre-owned homes, net	1,617,393	1,295,694
Property held for sale	213,437	213,437
Prepaid expenses and other current assets	646,108	638,939
Deferred income taxes	443,859	556,773

Total current assets	38,834,878	37,869,067

Property, plant and equipment, net	4,096,400	4,063,711
Pre-owned homes, net	1,132,964	1,733,610
Interest receivable	66,970	48,376
Note receivable, less current portion	1,530,000	2,030,000
Mortgage notes receivable, less current portion	173,391	174,270
Other investments	1,396,094	1,367,496
Property held for sale	386,018	386,018
Cash surrender value of life insurance	3,145,915	3,085,916
Other assets	156,287	156,287

Total assets	$50,918,917	$50,914,751

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$771,477	$835,279
Accrued compensation	506,641	682,815
Accrued expenses and other current liabilities	879,927	1,123,698
Income taxes payable	304,827	759,128
Customer deposits	2,123,967	1,706,795

Total current liabilities	4,586,839	5,107,715

Deferred income taxes	833,886	1,140,529

Total liabilities	5,420,725	6,248,244

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,667,908	10,663,348
Retained earnings	44,161,594	43,458,271
Accumulated other comprehensive income	381,338	266,171
Less treasury stock at cost, 1,360,067 shares in 2017 and 1,361,300 shares in 2016	(10,249,139)	(10,257,774)

Total stockholders’ equity	45,498,192	44,666,507

Total liabilities and stockholders’ equity	$50,918,917	$50,914,751

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

	Three Months Ended
	February 4, 2017	January 30, 2016
Net sales	$8,573,400	$7,374,050

Cost of goods sold	(6,549,336)	(5,617,615)

Gross profit	2,024,064	1,756,435

Selling, general and administrative expenses	(967,587)	(780,694)

Operating income	1,056,477	975,741

Other income:
Interest income	40,447	12,047
Undistributed earnings in joint venture - Majestic 21	28,598	33,408
Miscellaneous	4,771	9,769

Total other income	73,816	55,224

Income before provision for income taxes	1,130,293	1,030,965

Income tax expense	(426,970)	(352,564)

Net income	703,323	678,401

Other comprehensive income (loss)
Unrealized investment gain (loss)	115,167	(69,639)

Comprehensive income	$818,490	$608,762

Basic	4,004,238	4,025,316
Diluted	4,005,538	4,025,952

Net income per share:
Basic	$0.18	$0.17
Diluted	$0.18	$0.17